EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

AMONG

HOUSERAISING, INC., LEARNBYTES, LLC,

AND

GRANT NEERINGS

Dated: August 1, 2005

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 1st day of August, 2005, by and among HOUSERAISING, INC., a North Carolina corporation (“Purchaser”), LEARNBYTES, LLC, a North Carolina limited liability corporation (“Seller”), and Grant Neerings, citizen and resident of Mecklenburg County, North Carolina, and the sole member of Seller (the “Managing Member”).

Whereas Purchaser, Seller and Managing Member entered into an Agreement, dated November 1, 2004, for Purchaser to purchase all of Seller’s assets (including all intellectual property developed by and for Seller and all other tangible and intangible assets of the company) from Managing Member in exchange for cash and cash equivalents and restricted stock, and the parties wish to now revise the terms of that agreement to reflect an asset purchase as documented in this Asset Purchase Agreement;

WHEREAS, Seller is engaged in the Learning System Design and Implementation business (the “Business”) in Mecklenburg County, North Carolina; and

WHEREAS, the Managing Member is the sole owner of the outstanding membership interests of the Seller; and

WHEREAS, Purchaser desires to purchase all of the assets of Seller which are used or useful in the Business; and

Whereas Purchaser has also agreed to establish 5-year consulting agreements with the Managing Member, John Wolff and Chris Gagliardo by issuing cash, cash equivalents in restricted stock, and/or S-8 shares and warrants in exchange for services to be rendered going forward;

WHEREAS, the parties contemplate that there will be a simultaneous signing of this Agreement and Closing hereunder.

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, and that this agreement as described herein will supercede in its entirety the Agreement of November 1, 2004 (the acquisition of assets described herein being referred to as “HouseRaising’s Acquisition of LearnBytes”) and that such previous contract and any and all other agreements (in writing, verbally agreed upon or implied) will become null and void, the parties agree as follows:

ARTICLE I
GENERAL

SECTION 1.01  Agreement to Purchase and Sell

(a) Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of the assets, properties, business, franchises, goodwill and rights of every kind and character, tangible or intangible, owned or leased by Seller (collectively, the “Assets”), including, without limitation, those assets listed on Exhibit A hereto.

(b) Without limiting the generality of the foregoing, the Assets shall consist of all assets of Seller, including, without limitation, the following:

(1) Customer Lists. All customer lists, sales records, credit data and other information relating to customers of Seller.

(2) Customer Contracts. All right, title and interest of Seller in, to and under all existing contracts and agreements, written and verbal, with customers of Seller (the “Customer Contracts").

(3) Equipment. All of the equipment, machinery, tools, appliances and all other tangible personal property of every kind and description owned by Seller (the "Equipment").

(4) Licenses, Franchises and Permits. All right, title and interest of Seller in, to and under all licenses, franchises, permits, authorizations, certificates, approvals, registrations and other governmental authorizations (collectively, the "Operating Authorities") owned or possessed by Seller and relating to the Business or all or any of the Assets.

(5) Intangible Assets. All right, title and interest of Seller in, to and under all trademarks, service marks, trade names, patents, know-how, general business development and all goodwill associated with the Business in connection with which any intellectual property is used (including any and all work performed in development of System C) (the "Intangible Assets").

(6) Business Name. Any trade names or other assumed names under which Seller operates, and all right, title and interest in and to the name “LearnBytes, LLC, including a perpetual exclusive license to use such name in interstate commerce for no consideration other than that provided in this Agreement.

(7) Goodwill. The goodwill and going concern value of the Business.

(8) Books and Records. Copies of Seller’s books, records and papers of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the date of this Agreement in the manner in which it is presently being conducted (the "Records").

(9) Computers and Software. All right, title and interest of Seller in computer equipment and hardware, if any, together with all software and intellectual property used by Seller with such computer equipment and hardware, if any.

(10) Other Property. All other or additional privileges, rights, interest, properties and assets of Seller of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted, including assignments of leases, assignments of employment agreements, conveyance of all real estate, assignments of employee relations and assignments of employment benefits.

SECTION 1.02  Purchase Price.

The aggregate purchase price (the "Purchase Price") for the Business shall be equal to 500,000 shares of restricted HRAI common stock, payable by delivery by the Purchaser’s transfer agent, as soon as practicable following the Closing. All certificates for shares issued to the Seller will contain a restrictive legend under the Securities Act of 1933, as amended, and shall have the registration rights set forth in the Registration Rights Agreement attached hereto as Exhibit B.

It is also understood that the restricted shares to be issued to the Seller will be subject to complete forfeit by the Seller in the event that the Managing Member does not remain a full-time consultant or employed with Purchaser for a one-year period of time from the date of issuance of the restricted shares, and the Managing Member, on behalf of the Seller, expressly agrees to such forfeiture. In addition, it is also understood that such restricted shares will be subject to forfeiture by the Seller for the number of shares noted below in the event the noted personnel from LearnBytes were to not fulfill their consulting agreement to or be employed by the Purchaser, unless such non-fulfillment was caused by Purchaser not compensating consultants on a timely basis. To this end, in the event John Wolff or Chris Gagliardo were to not remain a full-time consultant with or be employed by the Purchaser for a one-year period of time from the date of issuance of the restricted shares to Seller, then Seller will forfeit 100,000 of the shares paid as part of the Purchase Price for the Business. Further, in the event Geoffrey Ely were to not remain a full-time consultant with or be employed by the Purchaser for a one-year period of time from the date of issuance of the restricted shares to Seller, then Seller will forfeit 50,000 of the shares paid as part of the Purchase Price for the Business. In no event, shall the Seller have to forfeit more then the total restricted shares provided as part of this Agreement for the reasons noted above. These provisions will also be documented and agreed upon by Managing Member on behalf of the Seller in his individual capacity as part of his consulting agreement with Purchaser referenced in Section 4.01.

SECTION 1.03  Assumption of Liabilities.

As additional consideration for the purchase of the Assets, Purchaser shall assume and discharge in cash or cash equivalents a total of $6,490 in accounts payable of the Seller and will collect a total of $5,260 in accounts receivable of the Seller. Any amounts in excess of the amounts shown will remain the obligation of Seller or Managing Member.

SECTION 1.04  Indemnification by Seller.

(a) Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise.

(b) Seller and Managing Member agree that they shall remain solely responsible for, and they hereby indemnify and agree to hold Purchaser harmless from, any and all liabilities and obligations of the Seller that were incurred by Seller prior to closing, whether accrued, absolute, contingent or otherwise..

SECTION 1.05  Instruments of Transfer; Further Assurances.

Concurrently with the execution and delivery of this Agreement and the Closing hereunder, Seller and Purchaser shall execute and deliver to each other a completed Deed of General Conveyance, Transfer and Assignment, in the form attached as Exhibit C hereto ("General Conveyance, Transfer and Assignment").

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND MANAGING MEMBER

Seller and the Managing Member, jointly and severally, represent and warrant to Purchaser as follows:

SECTION 2.01  Due Organization.

Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of North Carolina and is duly licensed and authorized or qualified to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Seller. The membership records and minute books of Seller that have been made available to Purchaser are correct and complete.

SECTION 2.02  Authorization; Non-Contravention; Approvals.

Seller has the full legal right, power and authority to enter into this Agreement and to consummate the sale of the Business and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the Managing Member of Seller. No additional corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Managing Member has the full legal right, power and authority to enter into this Agreement and to consummate the sale of the Business and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the Managing Member. This Agreement has been duly and validly executed and delivered by Managing Member, and constitutes a valid and binding agreement of Managing Member, enforceable against Managing Member in accordance with its terms.

The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Seller or any of its properties or assets, or (iii) any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which Seller is now a party or by which Seller or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Seller. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Seller. None of the customer contracts or other material agreements to which Seller is a party requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect following the transactions contemplated hereby.

SECTION 2.03  Capitalization.

All of the issued and outstanding membership interests of Seller's Membership Capital are owned beneficially and of record by the Managing Member.

SECTION 2.04  Subsidiaries.

Seller does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or business entity. Seller is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

SECTION 2.05  Income Tax Returns.

Seller has delivered to Purchaser complete and correct copies of the federal income tax returns of the Seller for the tax years December 31, 2003 and December 31, 2004 (the “Tax Returns”). If there are no such returns because of the treatment of the company as a limited liability company, then no such returns need be delivered. Said returns fairly present in all material respects the financial position of the Seller at and as of the periods indicated. There has been no material change in the financial condition of the Seller since the date of the most recent Tax Return.

 SECTION 2.06  Liabilities and Obligations.

Seller has delivered to Purchaser an accurate list of all liabilities of Seller. Since the date of that list, Seller has not incurred any liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. Other than as noted earlier in this document, Seller and Managing Member will be responsible for any and all outstanding debt, including past due interest, with respect to any obligations due and outstanding upon completion of merger.

SECTION 2.07  Assets.

Seller has delivered to Purchaser an accurate list of all real and personal property of Seller and all other tangible assets of Seller with a value in excess of $30. All fixed assets used by Seller that are material to the operation of Seller's business are either owned by Seller or leased. All such leases are in full force and effect and constitute valid and binding agreements of the parties thereto in accordance with their respective terms.

Seller has good and marketable title to the tangible and intangible personal property and the real property comprising the Assets, subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge unless previously disclosed to Purchaser. The sale of the Assets hereunder will transfer to Purchaser good and marketable title to the Assets subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge, except as previously disclosed to Purchaser.

SECTION 2.08  Material Contracts.

Except as previously disclosed to Purchaser, Seller has complied with all material commitments and obligations pertaining to it under its material contracts, and is not in default under any such contracts, no notice of default has been received by Seller and Seller is aware of no basis therefore.

SECTION 2.09  Permits.

The licenses, operating authorizations, franchises, permits and other governmental authorizations previously disclosed by Seller to Purchaser are valid, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. Seller holds all licenses, operating authorizations, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Seller. Seller has conducted and is conducting the Business in substantial compliance with the requirements, standards, criteria and conditions set forth in its licenses, operating authorizations, franchises, permits and other governmental authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing except for any violations that would not have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of Seller. Except as specifically disclosed to Purchaser, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller by, any such material licenses, operating authorizations, franchises, permits and other government authorizations.

SECTION 2.10  Insurance.

The insurance policies held by Seller, if any, provide adequate coverage against the risks involved in Seller's businesses. Such policies, if any, are currently in full force and effect.

SECTION 2.11  Litigation and Compliance with Law.

Except as previously disclosed to Purchaser, there are no claims, actions, suits or proceedings, pending or threatened, against or affecting Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller. No notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Seller, and there is no basis therefore. Seller has conducted for the past five years and does conduct its business in compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to Seller or its assets.

SECTION 2.12  Taxes.

For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. Seller has timely filed all requisite tax returns for all fiscal periods ended on or before the date of this Agreement, and has duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the date of this Agreement.

SECTION 2.13  Absence of Changes.

Since December 31, 2004, Seller has conducted its operations in the ordinary course of business and, except as set forth on Exhibit D, there has not been:

(i)	any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), income or business of Seller;

(ii)	any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Seller;

(iii)
any change in the authorized capital stock of Seller or in its securities outstanding or any change in the Seller’s ownership interests or any grant of any options, warrants, calls, conversion rights or commitments or the declaration or payment of any dividend or other distribution, as may be appropriate to the ownership structure of the company;

(iv)
any increase in the compensation payable or to become payable by Seller to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(v)
any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character materially adversely affecting the business or future prospects of Seller;

(vi)	any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Seller to any person;

(vii)	any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Seller;

(viii)	any increase in Seller's indebtedness, other than accounts payable incurred in the ordinary course of business;

(ix)
any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(x)	any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of Seller's businesses;

(xi)	any waiver of any material rights or claims of Seller;

(xii)	any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which Seller is a party; or

(xiii)	any transaction by Seller outside the ordinary course of business.

SECTION 2.14  Intangible Property.

Seller has previously disclosed to Purchaser or its management an accurate list of all patents, patent applications, trademarks, service marks, trade names, copyrights, and other intellectual property or proprietary property rights owned or used by Seller. Seller owns or possesses sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

SECTION 2.15  Disclosure.

Seller has fully provided Purchaser or its management with all the information that Purchaser has requested in analyzing whether to consummate the purchase of the Business. Neither of the information so provided nor any representation or warranty of the Sellers contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, to the best of the Sellers knowledge, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and the Managing Member as follows:

SECTION 3.01  Authorization; Approvals.

Purchaser has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, and executed and delivered by Purchaser, and, assuming the due execution and delivery by Seller, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser.

While both parties will make every effort to ensure that this transaction will be a tax free exchange between the Purchaser and Seller, Purchaser can make no representations or assurances that this will be achieved and there will be no obligations on Purchaser in the event the IRS determines that the transaction is taxable to Seller or Managing Member.

ARTICLE IV
POST-CLOSING COVENANTS

The parties to this Agreement further covenant and agree as follows:

SECTION 4.01  Managing Member’ Agreement to Consult.

The Managing Member agrees to establish a 5-year consulting agreement to continue working on development of System C and HouseRaisingAcademy for the Purchaser following the Closing, in the form of Consulting Agreement attached as Exhibit E hereto. Purchaser will use its best efforts to enter into similar agreements with John Wolff and Chris Gagliardo (in their individual capacities) following the Closing.

SECTION 4.02   Expenses.

Purchaser will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto. Seller will pay the fees, expenses and disbursements of Seller and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto.

ARTICLE V
THE CLOSING
SECTION 5.01  The Closing
The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of HouseRaising, Inc., 4801 E. Independence Blvd., Suite 201, Charlotte, NC 28212 on the 12TH day of August, 2005 at 10:00 a.m, or at such other place and time as may be agreed upon by the parties. The signing of this Agreement and the Closing shall be simultaneous, and a transfer of HRAI shares shall be initiated in the amount of 500,000 shares in the name of the Seller, against delivery of a Deed of General Conveyance, Transfer and Assignment for the Assets and an executed copy of this Agreement and the Exhibits thereto by the Seller and Managing Member to the Purchaser. The effective date of the closing will be retroactive to January 1, 2005.

ARTICLE VI
INDEMNIFICATION

Seller, Managing Member and Purchaser each make the following covenants:

SECTION 6.01  General Indemnification by Seller and Managing Member.

In addition to the indemnification covenants set forth in Section 1.04 of this Agreement, Seller and Managing Member, jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless Purchaser and its employees, agents, representatives and affiliates, at all times from and after the date of this Agreement until the Expiration Date (as defined in Section 7.06), from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of Seller or Managing Member set forth herein or in the Schedules or certificates delivered in connection herewith, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of Seller or Managing Member under this Agreement.

SECTION 6.02  General Indemnification by Purchaser.

Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless the Seller and Managing Member, at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Seller or Managing Member as a result of or arising from (i) any breach of the representations and warranties of Purchaser set forth herein or in the Schedules or certificates attached hereto, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement.

SECTION 6.03  Third Person Claims.

Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), of the commencement of any action or proceeding by a Third Person, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to Section 1.04, 6.01 or 6.02 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest that prevents such counsel from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

SECTION 6.04  Limitation Upon Indemnity.

(i)
Neither the Seller, Managing Member nor Purchaser shall be entitled to indemnification from the other under the provisions of this Article VI until such time as the claims subject to indemnification by such party exceed, in the aggregate, Five Thousand and No/100 Dollars ($5,000).

(ii)	The indemnification obligations of the Seller and Managing Member under this Article VI shall be limited, in the aggregate, to Five-Hundred-Thousand and No/100 Dollars ($500,000).
(iii)	The indemnification obligations of the Purchaser under this Article VI shall be limited, in the aggregate, to One-Hundred-Thousand and No/100 Dollars ($100,000).

ARTICLE VII
MISCELLANEOUS

SECTION 7.01  Successors and Assigns.

This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Seller, Managing Member and Purchaser.

SECTION 7.02  Entire Agreement.

This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Seller, Managing Member and Purchaser and supersede any prior agreement and understanding (whether or not in writing) relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Seller, Managing Member and Purchaser, acting through their respective officers, duly authorized by their respective Boards of Directors.

SECTION 7.03  Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

SECTION 7.04  Brokers and Agents.

Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

SECTION 7.05  Governing Law.

This Agreement shall be construed in accordance with the laws of the State of North Carolina.

SECTION 7.06  Survival of Representations and Warranties.

The representations and warranties set forth in Articles II and III shall survive the execution of this Agreement for a period of twelve (12) months from the date of this Agreement (which date is hereinafter called the "Expiration Date"), except that the warranties and representations set forth in Section 2.12 hereof shall survive until such time as the limitations period has run for all tax periods ended prior to the date of this Agreement, which shall be deemed to be the Expiration Date for Section 2.12.

SECTION 7.08   Exercise of Rights and Remedies.

Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

SECTION 7.09  Time.

Time is of the essence with respect to this Agreement.

SECTION 7.10  Reformation and Severability.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SELLER:
LEARNBYTES, LLC

By: /s/ Grant Neerings
Grant Neerings
Managing Member

MANAGING MEMBER:
GRANT NEERINGS

/s/ Grant Neerings
Grant Neerings
(In His Individual Capacity)

PURCHASER:
HOUSERAISING, INC.

By: /s/ Gregory J. Wessling
Gregory J. Wessling
Chairman and CEO

EXHIBIT A

Partial Listing of Seller’s Assets

Physical Asset Inventory	Purchase Price	Market Price
Monarch Studio Computer	$2,500.00	$2,000.00
eMachine Desktop Computer	$700.00	$600.00
eMachine Desktop Computer	$700.00	$600.00
Dell Desktop Computer	$1,000.00	$500.00
Dell Server	$3,000.00	$2,000.00
HP Laptop	$1,500.00	$1,300.00
HP Laptop	$1,500.00	$700.00
HP Laptop	$1,500.00	$700.00
IBM Monitor	$500.00	$300.00
Samsung 19" Monitor	$700.00	$500.00
Sony 19" CRT Monitor	$700.00	$500.00
IBM Server	$5,000.00	$3,000.00
Compaq Server	$3,000.00	$500.00
Compaq Server	$3,000.00	$500.00
Compaq Server	$3,000.00	$500.00
Cisco Router	$3,000.00	$1,500.00
Cisco Switch	$2,000.00	$1,000.00
Linksys Router	$150.00	$80.00
Netgear Wireless Router	$150.00	$80.00
Wacom Tablet	$500.00	$400.00
Lacie 500GB external hard drive	$500.00	$400.00
Matrox Video Board	$1,300.00	$1,200.00
Furniture	$6,000.00	$6,000.00
HP 1170cse Deskjet Workgroup Printer	$500.00	$300.00
HP OfficeJet 6210xi	$200.00	$150.00
Studio Lights	$1,000.00	$800.00
Studio Backdrops	$500.00	$300.00
Panasonic 3CCD video camera	$5,000.00	$2,500.00
Bogan tripod	$350.00	$250.00
Shure Lavalier Microphone	$500.00	$300.00
Studio Computer UPS	$100.00	$50.00
Storage Cabinets (2)	$300.00	$150.00
Office Supplies	$300.00	$150.00
Mackie 1604VLZ	$1,000.00	$750.00
DBX Compressor	$350.00	$250.00
Furman Power Distribution	$200.00	$100.00
Alesis Q2 Reverb	$350.00	$200.00
M-Audio 1010	$700.00	$500.00
Rack	$1,000.00	$500.00
Digital Tapes	$500.00	$250.00
DVD/CD Burner	$300.00	$200.00
Studio Desk	$250.00	$150.00
Cakewalk Sonar Pro	$950.00	$600.00
Adobe Creative Studio	$1,300.00	$1,100.00
Macromedia Authorware	$3,500.00	$1,500.00
Adobe Acrobat 5.0	$300.00	$100.00
Macromedia Studio MX	$500.00	$250.00
Discreet Cleaner XL	$600.00	$400.00
Swish	$500.00	$300.00
Adobe Premiere	$700.00	$500.00
Netgear Wireless NIC	$50.00	$40.00
Firewire PC Card	$80.00	$50.00
TOTAL	$63,780.00	$37,550.00

Exhibit B

REGISTRATION RIGHTS AGREEMENT

The parties to this Registration Rights Agreement (the “Agreement”) are HouseRaising, Inc., a North Carolina corporation (the “Purchaser”), and LearnBytes, LLC, a North Carolina limited liability company (the “Seller”) named on and executing the signature page below.

The Seller or its designee is receiving from the Purchaser 500,000 shares of the Common Stock, $.001 par value (the “Common Stock”) of the Purchaser. The Purchaser desires to grant to the Seller the registration rights set forth below with respect to the shares of Common Stock.

Therefore, the parties hereby agree as follows:

1.	Definitions. As used herein, the following terms shall have the following meanings:

(a)	“Securities Act” means the Securities Act of 1933, as amended.

(b)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)
“Register,”“registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement.

(d)
“Registrable Securities” means that number of shares of Common Stock issued by the Purchaser and any additional shares of Common Stock that may be issued by the Purchaser as a dividend or other distribution in respect of those shares.

(e)	“SEC” means the Securities and Exchange Commission.

2.	Piggy-Back Registration.

(a)
If, after one year from the date hereof, the Purchaser shall file for registration with the United States Securities and Exchange Commission (SEC) a registration statement on Form SB-2 in connection with the offer for sale of any shares of its Common Stock, the Purchaser shall give prompt written notice to the Seller of its intention to effect such registration setting forth a description of intended method of distribution and indication of Seller’s right under such proposed registration, and upon the request of the Seller delivered to the Purchaser within twenty (20) days after giving such notice (which request shall specify the Registrable Securities intended to be disposed of by the Seller), the Purchaser shall include such Registrable Securities held by the Seller and requested to be included in such registration, in the subject registration statement on Form SB-2 or in a later registration statement on Form SB-2 with respect to shares of Registrable Securities that have not been sold by the Seller; subject, however, to any cutback or lock-up of the Registrable Securities as mutually agreed between Seller and the Purchaser, The Purchaser’s obligation to give such notice and to register such Registrable Securities shall terminate as to those Registrable Securities that are no longer owned by the Seller.

(b)
If, at any time after giving such written notice of the Purchaser’s intention to register any of the Registrable Securities and prior to the effective date of the registration statement filed in connection with such registration, the Purchaser shall determine for any reason not to file the registration statement wherein the Registrable Securities would be registered or to delay the registration of such Registrable Securities, at its sole election, the Purchaser may give written notice of such determination to the Seller and thereupon shall be relieved of its obligation to register any Registrable Securities issued or issuable in connection with such registration (but not from its obligation to pay registration expenses in connection therewith or to register the Registrable Securities in a subsequent registration).

(c)	The Purchaser shall use its best efforts to maintain the effectiveness of the registration statement until the date that all of the Registrable Securities included therein have been sold.

3.	Cooperation with the Purchaser.

(a)
The Seller will cooperate with the Purchaser in all respects in connection with this Agreement, including, without limitation, timely supplying all information reasonably requested by the Purchaser and executing and returning all documents reasonably requested in connection with the registration and sale of the Registrable Securities.

(b)
 The Seller agrees that, upon receipt of any notice from the Purchaser of the happening of any event as a result of which the prospectus, as then in effect, would contain an untrue statement of material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Seller will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the Seller’s receipt of the copies of a supplemented or amended prospectus which corrects such untrue statement or omission and, if so directed by the Purchaser, the Seller shall deliver to the Purchaser (at the expense of the Purchaser) or destroy (and deliver to the Purchaser a certificate of destruction) all copies in the Seller’s possession of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

4.
Expenses. All expenses incurred by the Purchaser in registering the Registrable Securities shall be borne by the Purchaser. However, the Seller shall bear its own fees and expenses of counsel., and selling commissions applicable to the sale of the Registrable Securities (“Selling Expenses”). All Selling Expenses in connection with each such registration statement shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Purchaser (except to the extent the Purchaser shall be a seller) as they may agree.

5.
Delay of Registration. The Seller shall not have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

6.	Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)
To the extent permitted by law, the Purchaser will indemnify and hold harmless the Seller requesting or joining in a registration, any underwriter (as defined in the Securities Act) for it, and each person, if any, who controls such Seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement, including, without limitation, any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by the Purchaser of any rule or regulation promulgated under the Securities Act applicable to the Purchaser and relating to action or inaction required of the Purchaser in connection with any such registration; and will reimburse the Seller, such underwriter, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the Purchaser will not be liable in any such case if and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon: (i) a settlement of any such loss, claim, damage, liability, expense or action if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed); (ii) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Seller, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus; or (iii) the Seller’s failure to deliver a copy of the final prospectus as then amended or supplemented after the Purchaser has furnished the Seller with a sufficient number of copies of the same, but only if delivery of same is required by law and the same would have cured the defect giving rise to any such loss, claim, damage, liability, expense or action.

(b)
To the extent permitted by law, the Seller requesting or joining in a registration will indemnify and hold harmless the Purchaser, each of its directors, each of its officers who signs the registration statement, each underwriter for the Purchaser (within the meaning of the Securities Act), and each person, if any, who controls the Purchaser or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which the Purchaser or any such director, officer, controlling person or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of the Seller expressly for use in connection with such registration; and will reimburse the Purchaser or any such director, officer, controlling person or underwriter for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, expense or action if such settlement is effected without the consent of the Seller (which consent shall not be unreasonably withheld or delayed); and provided further, that the Seller shall not have any liability under this Section 6(b) in excess of the net proceeds actually received by the Seller in the relevant public offering.

(c)
Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to notify an indemnifying party promptly of the commencement of any such action, shall, to the extent (but only to the extent) actually prejudicial to its ability to defend such action, relieve such indemnifying party of any liability to the indemnified party under this Section 6, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.

(d)
The indemnification provided by this Agreement shall be a continuing right to indemnification and shall survive the registration and sale of any Registrable Securities by any person entitled to indemnification hereunder and the expiration of this Agreement.

7.	Miscellaneous.

(a)	Waiver. No waiver by any party of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

(b)
Notices. All notices and other communications pursuant to this Agreement shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to the Purchaser, to:

HouseRaising, Inc.
4801 E. Independence Blvd. Suite 201
Charlotte, NC 28212
Tel: 704.532.2121
Fax: 704.536.0928
EMail: ravon@HouseRaising.com

(ii)	if to the Seller, to the address set forth below the Seller’s signature on the last page of this Agreement.

Any notice so addressed, when mailed by registered or certified mail shall be deemed to be given three (3) days after so mailed, when telecopied shall be deemed to be given when transmitted, or when delivered by hand or overnight shall be deemed to be given when delivered.

(c)
Invalidity of Provisions. If any provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(d)
Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, oral or written, between the parties with respect to the subject matter hereof.

(e)
Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Facsimile signatures hereon shall have the same legal force and effect as original signatures.

(f)
Successors and Assigns. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used herein, the term “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

(g)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed therein without otherwise giving effect to principles of conflicts of laws.

(h)	Amendments. This Agreement may be amended only by the written consent of all parties hereto.

(i)
Headings. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed and delivered as of the ___day of _____________, 2005.

LearnBytes, LLC

By:
Name: Grant Neerings
Title: Managing Member

HouseRaising, Inc.

By:
Name: Gregory J. Wessling
Title: Chairman and CEO

EXHIBIT C

FORM OF DEED OF GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS that pursuant to that certain ASSET PURCHASE AGREEMENT, dated August 1, 2005 (the "Agreement") by and between LEARNBYTES, LLC (“Seller”), HOUSERAISING, INC. (“Purchaser”) and GRANT NEERINGS (the “Managing Member”), in consideration of good and valuable consideration duly delivered under the Agreement, the receipt and sufficiency of which is hereby acknowledged, Seller has granted, bargained, sold, assigned, set over, conveyed and transferred, and by these presents, does grant, bargain, sell, assign, set over, convey and transfer unto Purchaser all of the Assets as defined in the Agreement (all capitalized terms used herein and not otherwise defined herein are used herein as defined in the Agreement) of the Business existing on the date and at the time of delivery hereof.

TO HAVE AND TO HOLD all of the said Assets assigned and transferred hereby to Purchaser, his successors and assigns, in fee simple forever free and clear of all liens, claims and encumbrances of any nature whatsoever, other than those expressly consented to in writing by Purchaser and delivered to Seller at closing; and Seller warrants and defends the title to the Assets hereby sold to Purchaser, his successors and assigns, forever, against the lawful claims and demands of all persons whomsoever;

AND Seller, for itself and its successors and assigns, does hereby represent, warrant, covenant and agree to and with Purchaser and its successors and assigns that, subject to the terms and limitations of the Agreement, all the representations set forth in the Agreement with respect to the said Assets sold hereby are hereby confirmed;

AND Seller, for itself and its successors and assigns, does hereby represent, warrant, covenant and agree to and with Purchaser and its successors and assigns that it shall, from time to time, at the request of the Purchaser, execute, acknowledge and deliver to Purchaser any and all further instruments, documents and other papers which may be necessary or reasonably required to transfer the said Assets assigned and transferred hereby to Purchaser and to give full force and effect to the full intent and purposes of this General Conveyance, Transfer and Assignment document; and

AND Seller, for itself and its successors and assigns, does hereby irrevocably assign and transfer to Purchaser, its successors and assigns, all of its right, title and interest in and to the general intangible assets of Seller further described in the Agreement.

Except for the representations and warranties expressly contained in the Agreement, THE ASSETS ARE SOLD TO PURCHASER "AS IS" AND "WHERE IS", AND SELLER DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed in its name by its duly authorized officer and the corporate seal of Seller to be affixed hereto, and Seller has signed this instrument in its individual capacity, all as of the date first above written.

LEARNBYTES, LLC

______________________________
By: Grant Neerings
Its Managing Member

                                                                                    HOUSERAISING, INC.

By: ___________________________
                                                                                    Name: Gregory J. Wessling
                                                                                    Title: Chairman and CEO

EXHIBIT D

Absence of Changes

No Changes

EXHIBIT E

CONSULTANT AGREEMENT

This Agreement is made and entered into as of the 1st day of August, 2005, between HouseRaising, Inc. (the “Company” or “HRI”) and Grant Neerings (the “Consultant”). In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Purpose. The Company hereby engages the Consultant during the Term (as defined below) to render consulting services to the Company, upon the terms and conditions as set forth herein.

Term. This Agreement shall be effective for a five-year period of time (the “Term”) commencing on the date hereof and dependent on continued adequate performance thereof. This term may be modified from time to time as agreed upon by both parties.

Duties of Consultant. During the term of this Agreement, the Consultant shall provide to the Company those services outlined in Exhibit A to the Consulting Agreement or as otherwise defined by HouseRaising’s Chairman and CEO or President and Founder.

Compensation In consideration of such services described herein, the Company agrees:

•
Consultant will be compensated $120,000 per year for his full-time services in cash or S-8 shares based on the share price at the time they are granted, until the Company obtains Qualified Financing (defined as $12 million or more in outside funding). All payments will be subject to maintaining an on-going relationship with HouseRaising which will not be unreasonably terminated without for cause justification.

•
When the Company obtains and closes on a Qualified Financing (as defined), Consultant will be paid in cash or equivalent at the rate of $200,000 per year for his full-time services. All payments will be subject to maintaining an on-going relationship with HouseRaising which will not be unreasonably terminated without for cause justification.

•
As a one-time reconciliation for services rendered in the first seven months of 2005, Consultant will be given an additional 75,000 restricted HRAI shares. It is understood that such shares will be subject to forfeit in the event the Consultant does not remain a full-time consultant or an employee with the Company for a one-year period of time from the date of issuance of these restricted shares.

•
In the event HRI obtains Qualified Financing (as defined), the Company will then calculate a reconciliation to reflect the difference in his compensation before and after obtaining qualified financing for the period of time after August 1, 2005 and the closing of a qualified financing. Such a true-up will be paid in restricted shares or cash at the discretion of the company.

•
Consultant will be eligible for the following warrants as part of his compensation for services rendered subject to maintaining an ongoing relationship with HouseRaising: 2,000,000 total warrants to be comprised of 1,000,000 exercisable at $0.50 each and 1,000,000 exercisable at $1.00 each, which will be earned and vested one-fifth on each anniversary date of the effective date of this agreement which shall be deemed January 1, 2005. The period of the options is 10 years.

•
Consultant also hereby agrees that the 500,000 restricted shares provided to him as agreed upon in the Asset Purchase Agreement (“Asset Purchase Agreement”) between HouseRaising, Inc., LearnBytes, LLC and Grant Neerings dated August 1, 2005, are subject to forfeit by the Consultant in the event the Consultant does not remain a full-time consultant with or an employee of the Company for a one-year period of time from the date of issuance of the restricted shares. Consultant is hereby agreeing in his individual capacity to this condition of the issuance of the restricted stock by the Company as part of the Asset Purchase Agreement. In addition, it is also understood that such restricted shares will be subject to forfeit by the Consultant for the number of shares noted below in the event the noted personnel from LearnBytes were to not fulfill their consulting agreement to the Company unless such non-fulfillment was caused by the Company not compensating consultants on a timely basis. To this end, in the event John Wolff or Chris Gagliardo were to not remain a full-time consultant with the Company for a one-year period of time from the date of issuance of the restricted shares as part of the Asset Purchase Agreement to Consultant, then Consultant will forfeit 100,000 of the shares paid to Consultant as part of the Asset Purchase Agreement. Further, in the event Geoffrey Ely were to not remain a full-time consultant with the Company for a one-year period of time from the date of issuance of the restricted shares as part of the Asset Purchase Agreement to Consultant, then Consultant will forfeit 50,000 of the shares paid to Consultant as part of the Asset Purchase Agreement. In no event, shall the consultant have to forfeit more then the total restricted shares provided as part of that Asset Purchase Agreement for the reasons noted above.

•
In the event HRI obtains Qualified Financing (as defined), it is the intent of the Company to convert this Agreement into an employment agreement on substantially similar terms. It is also understood that consultant will be eligible to participate in bonus program as defined and developed by the Company.

Expenses . The Company, upon receipt of appropriate supporting documentation, shall reimburse the Consultant for any and all reasonable out-of-pocket expenses incurred by it in connection with services requested by the Company. The Company shall pay such expenses upon the presentation of invoices. Consultant shall not incur more than $200 in reimbursable expenses without the express consent of the Company.

HRI will also reimburse Consultant for reasonable health insurance expenses until such time as Consultant is able to join the Company’s benefit program (PPO group health insurance with Blue Cross Blue Shield of North Carolina, and $10,000 life insurance coverage for yourself through Group Insurance Services).

Confidentiality . Because of the nature of the services being provided by Consultant hereunder, Consultant acknowledges that if he may receive access to Confidential Information and that, as a consultant to the Company, he will attempt to provide advice that serves the best interest of the Company. Consultant acknowledges that as a consequence of his relationship with the Company, he may be given access to confidential information which may include the following types of information; financial statements and related financial information with respect to the Company and its subsidiaries (the “Confidential Financial Information”), trade secrets, products, product development, product packaging, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company’s business (collectively, “Confidential Information”).

Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform his duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for his own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant agrees to all the provisions attached to this agreement as Exhibit B to the Consulting Agreement (HRI Independent Contractor and/or Employee Non-Compete, Non-Disclosure, Confidentiality and Intellectual Property Protection Agreement) which is part of this agreement.

Consultant further agrees that upon termination or expiration of this Agreement, he will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for him containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly, the Consultant agrees that, in addition to any other remedies available to him at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

Severability . If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

This Agreement and attachments embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

HOUSERAISING, INC.

By:_______________________
Title: Chairman and CEO

CONSULTANT

By:_______________________

Exhibit A to Consulting Agreement

Scope of Work for
Design, Development, Deployment and Hosting of
HouseRaising Academy Information Technology
(including Website, System C and Online Learning Programs)

Consultant will work with HouseRaising, Inc. under the guidance of HRI’s Chairman/CEO or President/ Founder to create HouseRaisingAcademy’s (“HRA”) Information Technology Structure, including Website, System C and Online Learning Programs.

HouseRaisingAcademy is a combination of an internet-based online learning portal and date management system (System C) to assist custom homebuilders, buyers and vendors in successfully designing and building custom homes predictably, profitably and enjoyably.

HouseRaising’s objective in entering into this contract is to have Consultant help develop HouseRaising’s body of knowledge and intellectual properties into a website; an on-line facility; and a design/build management system that includes a design/price engine. The scope of the project consists of developing HouseRaising’s knowledge into an Internet based commercial software operation, consisting of creating customer software and linking the custom software to commercially available software programs to form the automated HouseRaisingAcademy and design/build system.

In addition to materials already provided, the Academy will consist of an electronic design/build program offered retail homebuyers, builders and vendors through on-line seminars. This automated function will electronically process payment for the seminars, teach, test and certify applicants upon completion of the course and provide certain information to HouseRaisingUSA, HouseRaising Custom Builders or HouseRaising National Construction Support Division for follow-up, etc.

This engagement includes developing System C as an on-line management process sufficient to implement 3,400 business requirements that electronically address 1,269 key design/build issues. System C consists of dividing the 3,400 tasks into six (6) primary management platforms and 58 operational (vendor) platforms. The regional franchise kit is part of System C functioning to link regional operations to the Zone and national operation. System C will have an e-learning component that electronically defines the what, how and why of the individual tasks defined in the system. System C will contain a proprietary design/price engine, consisting of approximately 500 existing projects (historical data-plans, pictures, budgets, etc.) plus new cost estimates and sales pricing capabilities sufficient to produce pricing on custom design/build projects. The system will automatically loop current projects into the pricing engine to keep the system up to date.

The Internet based system developed under this engagement will accommodate 12-50 Zones and 150 Regional operations that combine to manage 10,000 design/build projects annually.

A primary concern for HouseRaising, Inc.’s management is protecting the intellectual property that will be incorporated into HouseRaisingAcademy courses. Consultant will use technology and presentation techniques that will protect these intellectual assets as much as possible. Consultant will strive to keep HouseRaising, Inc. ‘s management informed of all potential security risks and will monitor usage and report on any and all potential security breaches.
Consultant will provide its e-learning and system design expertise to help create an e-learning portal and data management system that successfully achieves the following objections:

Management Objectives:

1.	Develop an automated system that addresses the 1,269 issues through implementation of 3,400 business requirements involved in successfully designing and building unique homes.
2.	Help builders, buyers and vendors participate in the custom home design/build process in such a way that it is predictable, profitable and enjoyable.
3.	Provide a means for certifying builders, buyers and vendors to use the HouseRaising, Inc. System C.
4.	Implement a digital version of the current System C manual business process.
5.	Effectively communicate the vision, purpose and messages as established by HouseRaising, Inc. management.
6.	Create an external and internal learning environment that is visually appealing, intellectually stimulating and enjoyable to experience.
7.	Provide a website that clearly communicates the company’s business strategy and vision.
8.	Drive business to HouseRaisingUSA and HouseRaising Custom Builders or other HRI subsidiary operations.
9.	Protect HouseRaising, Inc.’s intellectual property through effective security technologies and presentation techniques.
10.	Establish a system that allows HouseRaisingAcademy to keep course content current and relevant.
11.
Establish a digital system that allows a consistent management platform for operating HouseRaisingUSA, HouseRaising Custom Builders and HouseRaising National Construction Support Division and any franchises or other HRI subsidiaries throughout the United States.

12.	Increase the visibility and market awareness of the HouseRaising, Inc. organization and mission.
13.	Create an Internet-based management platform and e-learning tool that enables HouseRaising, Inc. subsidiaries to operate a viable business.
14.	Provide 24 hours a day and 7 days a week access to HouseRaisingAcademy digital systems (always available online).

Overall Homebuyer Objectives

1.	Develop dreams into a quality built home for a fair price.
2.	Have fun making your dream house a reality.
3.	Build a house with long term economic value.

Overall Homebuilder Objectives

1.	Develop dreams of expressing creative talents into financially viable experiences.
2.	Enjoy the creative process of building a dream house.
3.	Benefit from HouseRaising’s knowledge so they can effectively manage the homebuyer/homebuilder relationship.
4.	Build a strong reputation within the design/build marketplace.
5.	Operate a successful business.

Overall Vendor Objectives

1.	Achieve HouseRaising vendor certification so they can leverage their businesses by affiliating with HouseRaising’s multiple builder franchises.
2.	Receive timely payment for work.
3.	Maintain a steady work load.

Exhibit B to Consulting Agreement

HRI INDEPENDENT CONTRACTOR and/or EMPLOYEE

NON-COMPETE, NON DISCLOSURE, CONFIDENTIALITY

AND INTELLECTUAL PROPERTY PROTECTION AGREEMENT

THIS NON-COMPETE, NON DISCLOSURE, CONFIDENTIALITY AND INTELLECTUAL PROPERTY PROTECTION AGREEMENT (Agreement) is an integral part of this Consultant Agreement.

WHEREAS, You acknowledge that you are to receive proprietary information in the form of intellectual property and other publications that we have developed over time and at great expense relating to the HR System C, (the “System").

WHEREAS, You acknowledge that we will be informing you about our Business Plans, including details of our System and homebuilding management systems. These business concepts may or may not be trade secrets, however in order to adequately inform you about HRI, we will be revealing portions of them verbally and through written documents that will be shared with you. These documents will include information about our homebuilder management theories and contain information that we deem vital to the success of HRI. The documents that will be discussed and shown to you include, but are not limited to, System C, HRI Internet Strategies Manual and in various manuals involving the Six Management Platforms.

WHEREAS, You acknowledge that some of our materials are protected by Patent Applications, Registrations and Trademarks, while others depend on our ability to maintain them in strictest confidence and secrecy, and all of them directly relate to the ability of national and zone management personnel to assist Builder and Buyers in successfully designing and building unique homes. These materials include marketing and building advantages provided by our architectural designs trademarked as HRI Economies of Scale™, HRI Powerhouse Specifications™ and from new home budgeting and marketing techniques that comprise the System C that enable HR Builder Partners to operate with a competitive edge in the homebuilding industry.

WHEREAS, You further acknowledge that HRI’s information provides a competitive advantage and will be valuable to them in the development of their business, and that gaining access to it is therefore a primary reason for their entering into this Agreement.

WHEREAS, You agree that HRI’s information, as described above, which may or may not be "trade secrets" under prevailing judicial interpretations, is private and valuable, and thus constitutes valuable assets belonging to HouseRaising, Inc.

WHEREAS, You agree that by means of your engagement or employment with HRI and consideration provided therewith that you might add or otherwise contribute to HRI’s intellectual property and unique publications and that such additions or contributions will become part of the intellectual property protected by this agreement and will remain the sole and exclusive property of HouseRaising, Inc.

WHEREAS, We agree and acknowledge that there is a certain amount of experience that is gained on the job, which directly increases the future earning potential of an employee, that is not a direct result of “trade secrets” which the employee will inevitably carry forward into any future endeavors, should company and employee/independent contractor ever separate.

THEREFORE, in consideration of HRI's confidential disclosure to you of documents and information that contain parts of these trade secrets and intellectual properties, and in consideration of you agreeing to the terms of this Non-Compete-Non Disclosure and Confidentiality Agreement, and for HRI providing the compensation provided as part of this agreement, you agree as follows:

You shall not at any time during or after your employment with HRI:

A.
Appropriate or use the trade secrets incorporated in the confidential information and materials provided you, or any portion thereof, in any business which is not operating within and as a part of the System C.

B.
Disclose or reveal any portion of the confidential information pertaining to HR System C to any person, other than your attorneys as an incident to their investigatory and advisory services on your behalf or your direct employees who need the information to better understand their sales duties.

C.
Acquire any right to use any of this material including the name, mark or other intellectual property or right, which is or may be granted by this Agreement except in connection with the operation of business within and as a part of the HR System C.

D.
Communicate, divulge or use for the benefit of any other person or entity, other than to employees of HRI in performance of their duties, any of this confidential information, intellectual properties or knowledge or know-how concerning the methods of developing an HRI Zone operation or the operation of an HRI Builder Partnership utilizing the System C which may be communicated to you by HRI in connection with this Agreement.

E.
You agree not to in any way allow these documents out of your possession. You may use HRI aids in discussing these ideas with other HRI employees or legal advisors to assist them in explaining these documents to you, but you will not, nor will you allow anyone else, to copy any of the documents described herein and you are not to distribute them in any way.

F.
You agree that the provisions described in this Agreement are and have been a primary inducement to HRI to enter into this Agreement and that, in the event of a breach thereof, HRI would be irreparably harmed and would be without adequate remedy of law.

G.
In the event of Your breach, or threatened or attempted breach, of any of the provisions of this Agreement, HRI shall be entitled, in addition to any other remedies it may have hereunder or at law or at equity (including the right to terminate this Agreement), to a preliminary injunction or injunctions and a decree for specific performances of the terms and conditions hereof without the necessity of showing actual or threatened damages, and without being required to furnish a bond or other security.

H.
If any Court or other tribunal having jurisdiction to determine the enforceability of this Agreement determines that it would be invalid or unenforceable as written, then the provision hereof shall be deemed to be modified or limited to such extent or in such manner as necessary for such provision to be deemed valid and/or enforceable to the greatest extent possible.

I.	You shall be responsible to make every reasonable effort to ensure the compliance of any individual under your supervision or perview with the terms contained in this Agreement.

In addition to the terms of non-disclosure above, if for any reason you terminate this consulting agreement with HRI, you agree that, during the two-year period following such termination, you will not work for any home design/build company or be engaged with any business in which the company or its affiliates are engaged, including an organization providing services to same that is directly or indirectly competing with HRI or is developing a system similar to “System C”.

AGREED TO AND ACCEPTED this day first above written.

Name of Consultant:

______________________________S E A L